Exhibit 99.7

September 16, 2015

Transaction overview Rationale About OMRON People – what does this mean for me Questions / comments Agenda

Omron plans to acquire 100% of the outstanding shares of Adept common stock All cash tender offer followed by a second-step merger Transaction Overview Acquisition Approach Omron will offer investors $13 per share of Adept common stock Represents a 63% premium over the closing price for Adept’s common stock on September 15, 2015 This values Adept at approximately $200 million USD Acquisition Value Tender offer expected to commence on or about September 23, 2015 Transaction expected to close on or about October 23, 2015 Subject to customary closing conditions, including at least a majority of shares of Adept common stock being tendered in the offer, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and receipt of required foreign antitrust approvals Acquisition Timing

Strategic alignment towards Manufacturing, Food & Beverage & Semiconductor Markets Robotics growth in factory automation forecasted +12% CACR Complementary geographic market penetration strengths Strategic Rationale - OMRON Market & Geographic Rationale Completes ILO+S (Input - Logic - Output + Safety) portfolio with Robotics Enables unprecedented solution flexibility & throughput Expands solution envelope into materials handling & logistics Solution & Portfolio Rationale Defines global leadership in motion, control & robotics technologies Combines two world leading development & software engineering teams Mobile robotic platform has a high value, blue ocean market horizon Technology & Know How Rationale

Accelerates Sales, Marketing, and Product Development Introduces best-in-class worldwide talent Strategy Rationale – Adept Employees Accelerate Five Year Plan Drives top line with sales and marketing synergies Execution of operational synergies become profitable near term Provides resources to accelerate growth goals Accelerate our Results Top and Bottom line Integrity, Respect, Trust, global effective teamwork Culture Fit!

Accelerate our five year plan New resources and new opportunities Careers Compensation and benefits to be generally comparable with current Systematic review to align the two companies Compensation and Benefits Strategy Rationale – Adept Employees

Broad Product Portfolio Industry leading software and controls for fixed and mobile automation Fixed Industrial Robots Mobile Industrial Robots

Product / Technology Rationale Adept brings to life our vision of the future of Automation Product Quality Labor Reduction Stability Optimization Speed Productivity & Speed Lean Manufacturing Multi-line Production Big Data Energy Conservation Dock-to-Dock Automation Digitized Factory Automated Mat. Handling Unmanned Warehouse Eco Friendly Traditional Focus Areas Current Expansion Future Growth Areas

Number of Employees

Net Sales by Business Segment

Europe Greater China China North America Global Network Asia Pacific Korea Japan Taiwan Hong Kong Philippines Malaysia Singapore Indonesia Australia New Zealand Vietnam India Thailand South Africa Canada Mexico U.S.A. Brazil Argentina Russia Poland Sweden Finland Norway Denmark U.K. Portugal France Belgium Spain Switzerland Italy Turkey Czech Republic Slovakia Austria Hungary Netherlands Germany Omron is expanding its business in the Americas, Europe, Asia Pacific and China, from our factory automation control equipment business to building a retail network spanning 80 countries. Our 5 major factories are in Dalian, Shanghai, Shenzhen, and Guangzhou in China & the mother factory in Japan.

Locations in the Americas Chicago OMCA-HQ, OFI (HQ) OEI (IAB) OCB-AM (EMC) OED-C (AEC) OHI / MIRA (HCB) Mexico City OMCA-MX (HQ) OEI-MX (IAB) OHM (HCB) Sao Paulo OBR (HQ/IAB) OAZ (AEC) OHB / OHN (HCB) Canada OFC (HQ) OCI (IAB) OAR (AEC) Houston OOM (IAB) Guanajuato OAX (AEC) OEI-MX (IAB) Detroit OED (AEC) Fremont OSTI (IAB) Miami OHI (HCB)

VG2020 Sales History 6,505 453 (7.0%) 37.1% Sales GP margin operating income (ROS) 6,195 401 (6.5%) 36.8% 8,473 866 (10.2%) 39.3% 7,730 681 (8.8%) 38.5% FY11 FY12 FY13 FY14 ROIC ROE 8.6% 4.8% 13.4% 11.3% 8.8% 5.2% 13.5% 11.6% Unit: JPY 10 billion

VG2020 Goal Sales Revenue: Over 1 trillion yen Implementing the Omron Principles Growth Creating new value around the world Challenge for further GROWTH!

OMRON Principles

We are looking forward to a bright future together

Timing and next steps Announcement 9/16 Sign & Close window 9/16 – on or about 10/23 Business execution Communications Employees Customers / suppliers Planning Integration plan execution From closing Top line team Synergies team Communications team

Adept employee communication Follow on question and answer Daily, next 3 days, as needed ECM style and department break outs CEO status / update Weekly email, next 5 weeks Omron profile and deal rationale Sept 22 Employee contract appointments Sept 28 – Oct 16

Questions / Comments

Forward Looking Statements Any statements made concerning the proposed transaction between the Company, Omron, Parent and Merger Sub, the expected timetable for completing the transaction, the successful integration of the business, the benefits of the transaction, future revenue and earnings and any other statements that are not purely historical fact are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company, Omron, Parent and their respective subsidiaries, conditions affecting the Company’s, Omron’s or Parent’s customers and suppliers, competitor responses to the Company’s, Omron’s or Parent’s products and services, the overall market acceptance of such products and services, the integration of the businesses and other factors disclosed in the Company’s periodic reports filed with the SEC. Consequently, such forward-looking statements should be regarded as the Company’s and Parent’s current plans, estimates and beliefs. Neither the Company nor Omron, Parent or Merger Sub assume any obligation to update the forward-looking information contained in this presentation, except as expressly required by law.

Where you can find Additional Information This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. The tender offer for the outstanding shares of Adept’s common stock described in this communication has not commenced. At the time the tender offer is commenced, Omron will file or cause to be filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission (“SEC”) and Adept will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC related to the tender offer. The Tender Offer Statement (including an Offer to Purchase, a related Letter of Transmittal and other tender offer documents) and the Solicitation/Recommendation Statement will contain important information that should be read carefully before any decision is made with respect to the tender offer. Those materials will be made available to Adept’s stockholders at no expense to them by the information agent to the tender offer, which will be announced. In addition, all of those materials (and any other documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov.